-----------------------------
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                                                   hours per response. . . 14.90
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                                   PURSUANT TO
                          RULE 101(d) OF REGULATION S-T

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                           (Amendment No. _________)1


                            MacMillan Bloedel Limited
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    554783209
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 August 13, 1999
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 48 Pages
                         Exhibit Index Found on Page 47

----------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                     13D
===============================
CUSIP No. 554783209
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting persons making this filing hold an aggregate  of
            6,286,400  Shares,   which  is  5.2%  of  the  class  of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,478,480
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,478,480
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,478,480
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.2%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 48 Pages

                                       13D
===============================
CUSIP No. 554783209
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate  of
            6,286,400 Shares, which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                          [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,399,500
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,399,500
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,399,500
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.2%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 48 Pages

                                       13D
===============================
CUSIP No. 554783209
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate  of
            6,286,400 Shares, which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                          [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           257,370
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      257,370
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         257,370
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 48 Pages

                                       13D
===============================
CUSIP No. 554783209
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate  of
            6,286,400 Shares, which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                          [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           361,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      361,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         361,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 48 Pages

                                       13D
===============================
CUSIP No. 554783209
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate  of
            6,286,400 Shares, which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                          [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           115,920
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      115,920
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         115,920
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 48 Pages

                                       13D
===============================
CUSIP No. 554783209
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital (CP) Investors, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate  of
            6,286,400 Shares, which is 5.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                          [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           131,640
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      131,640
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         131,640
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 48 Pages

                                       13D
===============================
CUSIP No. 554783209
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate  of
            6,286,400  Shares,   which  is  5.2%  of  the  class  of securities.
            The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                          [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           2,541,890
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      2,541,890
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,541,890
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.1%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 48 Pages

                                       13D
===============================
CUSIP No. 554783209
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate  of
            6,286,400  Shares,   which  is  5.2%  of  the  class  of securities.
            The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                          [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           3,744,510
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      3,744,510
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,744,510
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.1%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 48 Pages

                                       13D
===============================
CUSIP No. 554783209
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate  of
            6,286,400  Shares,   which  is  5.2%  of  the  class  of securities.
            The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                          [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Argentina
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           6,286,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      6,286,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,286,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.2%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 48 Pages

                                       13D
===============================
CUSIP No. 554783209
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [    ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate  of
            6,286,400  Shares,   which  is  5.2%  of  the  class  of securities.
            The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                          [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         South Africa
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           6,286,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      6,286,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,286,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.2%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 48 Pages

                                       13D
===============================
CUSIP No. 554783209
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate  of
            6,286,400  Shares,   which  is  5.2%  of  the  class  of securities.
            The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                          [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           6,286,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      6,286,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,286,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.2%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 12 of 48 Pages

                                     13D
===============================
CUSIP No. 554783209
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Duhamel
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate  of
            6,286,400  Shares,   which  is  5.2%  of  the  class  of securities.
            The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                          [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           6,286,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      6,286,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,286,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.2%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 48 Pages

                                       13D
===============================
CUSIP No. 554783209
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Fleur E. Fairman
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate  of
            6,286,400  Shares,   which  is  5.2%  of  the  class  of securities.
            The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                          [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           3,744,510
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      3,744,510
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,744,510
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.1%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 48 Pages

                                       13D
===============================
CUSIP No. 554783209
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jason M. Fish
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate  of
            6,286,400  Shares,   which  is  5.2%  of  the  class  of securities.
            The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                          [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           6,286,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      6,286,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,286,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.2%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 48 Pages

                                       13D
===============================
CUSIP No. 554783209
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate  of
            6,286,400  Shares,   which  is  5.2%  of  the  class  of securities.
            The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                          [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           6,286,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      6,286,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,286,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.2%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 16 of 48 Pages

                                       13D
===============================
CUSIP No. 554783209
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard B. Fried
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate  of
            6,286,400  Shares,   which  is  5.2%  of  the  class  of securities.
            The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                          [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           6,286,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      6,286,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,286,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.2%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 17 of 48 Pages

                                       13D
===============================
CUSIP No. 554783209
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate  of
            6,286,400  Shares,   which  is  5.2%  of  the  class  of securities.
            The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                          [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           6,286,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      6,286,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,286,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.2%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 18 of 48 Pages

                                       13D
===============================
CUSIP No. 554783209
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [     ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate  of
            6,286,400  Shares,   which  is  5.2%  of  the  class  of securities.
            The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                          [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           6,286,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      6,286,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,286,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.2%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 19 of 48 Pages

                                       13D
===============================
CUSIP No. 554783209
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate  of
            6,286,400  Shares,   which  is  5.2%  of  the  class  of securities.
            The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                          [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           6,286,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      6,286,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,286,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.2%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 20 of 48 Pages

                                       13D
===============================
CUSIP No. 554783209
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate  of
            6,286,400  Shares,   which  is  5.2%  of  the  class  of securities.
            The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                          [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           6,286,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      6,286,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,286,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.2%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 21 of 48 Pages

Item 1. Security and Issuer.

     This statement relates to shares of Common Stock (the "Shares") of MacMillan Bloedel Limited (the "Company"). The Company's principal offices are located at 2nd Floor Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3L2.

Item 2. Identity and Background.

     (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

     The Partnerships

               (i)  Farallon  Capital  Partners,   L.P.,  a  California  limited
                    partnership ("FCP"), with respect to the Shares held by it;

               (ii) Farallon Capital Institutional Partners,  L.P., a California
                    limited partnership ("FCIP"), with respect to the Shares held by it;

               (iii)Farallon   Capital   Institutional   Partners  II,  L.P.,  a
                    California limited partnership ("FCIP II"), with respect to the Shares held by it;

               (iv) Farallon  Capital   Institutional   Partners  III,  L.P.,  a
                    Delaware limited partnership ("FCIP III"), with respect to the Shares held by it;

               (v) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Shares held by it; and

               (vi) Farallon  Capital (CP)  Investors,  L.P.,  a Cayman  Islands
                    limited partnership ("FCCP") with respect to the Shares held by it.

     FCP, FCIP, FCIP II, FCIP III, Tinicum and FCCP are together referred to herein as the "Partnerships."

     The Management Company

               (vii)Farallon  Capital  Management,  L.L.C.,  a Delaware  limited liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts").2

----------
2    Of the Shares  reported by the Management  Company on behalf of the Managed
Accounts, (continued..)


                              Page 22 of 48 Pages

     The General Partner Of The Partnerships

              (viii)Farallon  Partners,  L.L.C., a Delaware  limited  liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares held by each of the Partnerships.

     The Managing Members Of The General Partner And The Management Company

               (ix) The  following  eleven  persons who are managing  members of both the General Partner and the Management Company, with respect to the Shares held by the Partnerships and the Managed Accounts: Enrique H. Boilini ("Boilini"), David I. Cohen ("Cohen"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Jason M. Fish ("Fish"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Meridee
                    A. Moore ("Moore") and Thomas F. Steyer ("Steyer"); and

               (x) the twelfth managing member of the General Partner, Fleur E. Fairman ("Fairman"), with respect to the Shares held by the Partnerships.

     Boilini,  Cohen, Downes,  Duhamel,  Fairman, Fish, Fremder,  Fried, Mellin,
Millham, Moore, Steyer are together referred to herein as the "Individual Reporting Persons."

     (b) The address of the principal business and principal office of (i) FCCP is c/o W.S. Walker & Company, P.O. Box 265 GT, Walker House, Grand Cayman, Cayman Islands and c/o Farallon Partners, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111, (ii) the other Partnerships, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (iii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (c) The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the General Partner is to act as the general partner of the Partnerships. The principal business of the


----------
2    (...continued)
     48,380 Shares (equal to approximately .04% of the total Shares currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.


                              Page 23 of 48 Pages

Management Company is that of a registered investment adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (d) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen other than (i) Enrique H. Boilini who is an Argentinean citizen and (ii) David I. Cohen who is a South African citizen.

     The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 3. Source and Amount of Funds and Other Consideration.

     The net investment cost (including commissions) for the Shares held by each of the Partnerships and Managed Accounts is set forth below:

     Entity       Shares Held       Approximate Net Investment Cost

     FCP          193,600                 CDN$2,803,091.90
                  1,284,880               US$22,478,485.38

     FCIP         263,700                 CDN$3,886,923.49
                  1,135,800               US$19,879,639.83

                               Page 24 of 48 Pages

     FCIP II      47,400                  CDN$705,744.18
                  209,970                 US$3,674,263.90

     FCIP III     46,200                  CDN$669,423.97
                  315,400                 US$5,514,955.80

     Tinicum      22,700                  CDN$316,252.56
                  93,220                  US$1,634,011.29

     FCCP         50,200                  CDN$722,720.82
                  81,440                  US$1,423,027.68

     Managed
      Accounts    360,000                 CDN$5,343,669.19
                  2,181,890               US$38,170,531.08

     The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to FCP, Tinicum and FCCP, from working capital, and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP, Tinicum and FCCP at Goldman, Sachs & Co.; and (iii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. FCP, Tinicum, FCCP and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Item 4. Purpose of the Transaction.

     The purpose of the acquisition of the Shares is for investment, and the acquisitions of the Shares by each of the Partnerships and the Managed Accounts were made in the ordinary course of business and were not made for the purpose of acquiring control of the Company.

     Although no Reporting Person has any specific plan or proposal to acquire or dispose of Shares, consistent with its investment purpose, each Reporting Person at any time and from time to

                              Page 25 of 48 Pages
time may acquire additional Shares or dispose of any or all of its Shares depending upon an ongoing evaluation of the investment in the Shares, prevailing market conditions, other investment opportunities, liquidity requirements of the Reporting Person and/or other investment considerations. No Reporting Person has made a determination regarding a maximum or minimum number of Shares which it may hold at any point in time.

     Also, consistent with their investment intent, the Reporting Persons may engage in communications with one or more shareholders of the Company, one or more officers of the Company and/or one or more members of the board of directors of the Company regarding the Company, including but not limited to its operations.

     Except to the extent the foregoing may be deemed a plan or proposal, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.

Item 5. Interest in Securities of the Issuer.

     (a) The Partnerships

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 of each cover page filed herewith as well as Footnote Two hereto is calculated based upon the 120,298,770 Shares outstanding as of June 30, 1999 as reported by the Company in its Quarterly Report to Shareholders for the six-month period ended June 30, 1999 filed with the Canadian Securities Administrators on August 11, 1999.

          (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Partnerships in the past 60 days are set forth on Schedules A-F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                              Page 26 of 48 Pages

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

          (e)       Not applicable.

     (b) The Management Company

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

          (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Management Company on behalf of the Managed Accounts in the past 60 days are set forth on Schedule G hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons other than Fairman are managing members of the Management Company.

          (e)       Not applicable.

     (c) The General Partner

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference.

          (c)       None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

          (e)       Not applicable.

     (d) The Individual Reporting Persons

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

          (c)       None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The

                              Page 27 of 48 Pages

                    Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons other than Fairman are managing members of the Management Company.

          (e)       Not applicable.


     The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The eleven Individual Reporting Persons who are managing members of both the General Partner and the Management Company may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Fairman, as a managing member of only the General Partner, may be deemed to be the beneficial owner of all such Shares held by the Partnerships. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.


     Except as described above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

Item 7. Materials to be Filed as Exhibits.

     There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended.


                              Page 28 of 48 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: August 23, 1999

                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                    And FARALLON CAPITAL (CP) INVESTORS, L.P.,
                    By Thomas F. Steyer,
                    Senior Managing Member



                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    FARALLON CAPITAL  MANAGEMENT,  L.L.C.,
                    By Thomas F. Steyer,
                    Senior Managing Member



                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    Thomas F. Steyer, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, and Meridee A. Moore.

     The Powers of Attorney, each executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Steyer to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 1999, by such Reporting Persons with respect to the Callable Class A Common Shares of CliniChem Development Inc., are hereby incorporated by reference.

                              Page 29 of 48 Pages

                                                                   ANNEX 1



     Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.    The Management Company

      (a)   Farallon Capital Management, L.L.C.
      (b)   One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Serves as investment adviser to various managed accounts
      (d)   Delaware limited liability company
      (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham and Meridee A. Moore, Managing Members.

2.    The General Partner

      (a)   Farallon Partners, L.L.C.
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Serves as general partner to investment partnerships
      (d)   Delaware limited liability company
      (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham and Meridee A. Moore, Managing Members.

3.    The Individual Reporting Persons

     Except as stated below, each of the Individual Reporting Persons is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. Enrique
H. Boilini is an Argentinean citizen whose business address is c/o Farallon Capital Management, L.L.C., 75 Holly Hill Lane, Greenwich, Connecticut 06830. David I. Cohen is a South African citizen. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of Fairman is serving as a managing member of the General Partner. The principal occupation of each other Individual Reporting Person is serving as a managing member of both the Management Company and the General Partner.

                              Page 30 of 48 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                             NO. OF SHARES
                             PURCHASED (P)                PRICE
       TRADE DATE              OR SOLD (S)             PER SHARE (US$)

         6/25/99                12,400 (P)               $ 17.16
         6/25/99                 2,400 (P)               $ 17.30
         6/25/99                25,000 (P)               $ 17.27
         6/28/99                 2,900 (P)               $ 17.25
         6/28/99                 5,000 (P)               $ 17.44
         6/28/99                16,200 (P)               $ 17.27
         6/28/99                 2,500 (P)               $ 17.23
         6/29/99                24,000 (P)               $ 17.72
         6/29/99                36,000 (P)               $ 17.71
         6/29/99                36,000 (P)               $ 17.79
         6/29/99                24,000 (P)               $ 17.52
         6/29/99                54,000 (P)               $ 17.57
         6/29/99                61,200 (P)               $ 17.61
         6/30/99                43,700 (P)               $ 17.95
         6/30/99                25,000 (P)               $ 18.05
         6/30/99                18,700 (P)               $ 18.15
         6/30/99                25,000 (P)               $ 17.80
         7/1/99                    700 (P)               $ 18.05
         7/2/99                 48,000 (P)               $ 17.98
         7/2/99                  3,600 (P)               $ 18.11
         7/2/99                  6,000 (P)               $ 17.95
         7/2/99                  7,200 (P)               $ 18.16
         7/6/99                  6,000 (P)               $ 17.87
         7/6/99                 10,800 (P)               $ 17.53
         7/6/99                 12,000 (P)               $ 17.89
         7/6/99                 47,000 (P)               $ 17.92
         7/6/99                  8,200 (P)               $ 17.93
         7/7/99                  2,400 (P)               $ 17.57
         7/14/99                30,800 (P)               $ 17.30
         7/16/99                87,000 (P)               $ 16.71
         7/16/99                 8,200 (P)               $ 16.60
         7/19/99                57,600 (P)               $ 16.94
         7/19/99                 4,800 (P)               $ 16.85
         7/19/99                36,000 (P)               $ 17.17
         7/20/99                 7,200 (P)               $ 17.38
         7/20/99                36,000 (P)               $ 17.22
         7/21/99                 6,000 (P)               $ 17.43
         7/21/99                 6,000 (P)               $ 17.44


                              Page 31 of 48 Pages

         7/22/99                12,500 (P)               $ 17.35
         7/22/99                14,300 (P)               $ 17.55
         7/22/99                25,000 (P)               $ 17.47
         7/23/99                25,000 (P)               $ 17.73
         7/23/99                12,400 (P)               $ 17.61
         7/23/99                 6,100 (P)               $ 17.75
         7/23/99                12,500 (P)               $ 17.80
         7/26/99                 6,300 (P)               $ 17.66
         7/29/99                26,000 (P)               $ 17.42
         7/29/99                 6,500 (P)               $ 17.41
         7/30/99                13,000 (P)               $ 17.31
         7/30/99                 3,300 (P)               $ 17.33
         8/5/99                  6,500 (P)               $ 18.31
         8/6/99                 13,000 (P)               $ 18.07
         8/13/99                14,900 (P)               $ 17.39
         8/19/99                18,080 (P)               $ 17.29
         8/20/99                28,000 (P)               $ 16.95
         8/20/99                14,000 (P)               $ 16.91








                              Page 32 of 48 Pages

                                   SCHEDULE B

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                             NO. OF SHARES
                             PURCHASED (P)                PRICE
       TRADE DATE              OR SOLD (S)             PER SHARE (US$)

         6/25/99                 9,000 (P)                $ 17.16
         6/25/99                 1,800 (P)                $ 17.30
         6/25/99                18,000 (P)                $ 17.27
         6/28/99                 2,200 (P)                $ 17.25
         6/28/99                 3,600 (P)                $ 17.44
         6/28/99                11,700 (P)                $ 17.27
         6/28/99                 1,800 (P)                $ 17.23
         6/29/99                20,000 (P)                $ 17.72
         6/29/99                30,000 (P)                $ 17.71
         6/29/99                30,000 (P)                $ 17.79
         6/29/99                20,000 (P)                $ 17.52
         6/29/99                45,000 (P)                $ 17.57
         6/29/99                51,000 (P)                $ 17.61
         6/30/99                38,500 (P)                $ 17.95
         6/30/99                22,000 (P)                $ 18.05
         6/30/99                16,500 (P)                $ 18.15
         6/30/99                22,000 (P)                $ 17.80
         7/1/99                    900 (P)                $ 18.05
         7/2/99                 48,000 (P)                $ 17.98
         7/2/99                  3,600 (P)                $ 18.11
         7/2/99                  6,000 (P)                $ 17.95
         7/2/99                  7,200 (P)                $ 18.16
         7/6/99                  6,000 (P)                $ 17.87
         7/6/99                 10,800 (P)                $ 17.53
         7/6/99                 12,000 (P)                $ 17.89
         7/6/99                 56,000 (P)                $ 17.92
         7/6/99                  9,800 (P)                $ 17.93
         7/7/99                  2,800 (P)                $ 17.57
         7/14/99                41,300 (P)                $ 17.30
         7/16/99                79,800 (P)                $ 16.71
         7/16/99                 7,500 (P)                $ 16.60
         7/19/99                52,800 (P)                $ 16.94
         7/19/99                 4,400 (P)                $ 16.85
         7/19/99                33,000 (P)                $ 17.17
         7/20/99                 6,300 (P)                $ 17.38
         7/20/99                31,500 (P)                $ 17.22
         7/21/99                 5,400 (P)                $ 17.43
         7/21/99                 5,400 (P)                $ 17.44

                              Page 33 of 48 Pages

         7/22/99                 9,900 (P)                $ 17.35
         7/22/99                11,300 (P)                $ 17.55
         7/22/99                20,000 (P)                $ 17.47
         7/23/99                20,000 (P)                $ 17.73
         7/23/99                10,000 (P)                $ 17.61
         7/23/99                 5,000 (P)                $ 17.75
         7/23/99                10,000 (P)                $ 17.80
         7/26/99                 5,000 (P)                $ 17.66
         7/29/99                20,000 (P)                $ 17.42
         7/29/99                 5,000 (P)                $ 17.41
         7/30/99                10,000 (P)                $ 17.31
         7/30/99                 2,500 (P)                $ 17.33
         8/5/99                  5,000 (P)                $ 18.31
         8/6/99                 10,000 (P)                $ 18.07
         8/13/99                11,000 (P)                $ 17.39
         8/19/99                16,100 (P)                $ 17.29
         8/20/99                20,000 (P)                $ 16.95
         8/20/99                10,000 (P)                $ 16.91






                              Page 34 of 48 Pages

                                   SCHEDULE C

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.


                             NO. OF SHARES
                             PURCHASED (P)                PRICE
       TRADE DATE              OR SOLD (S)             PER SHARE (US$)

         6/25/99                 2,000 (P)                $ 17.16
         6/25/99                   400 (P)                $ 17.30
         6/25/99                 4,000 (P)                $ 17.27
         6/28/99                   500 (P)                $ 17.25
         6/28/99                   800 (P)                $ 17.44
         6/28/99                 2,600 (P)                $ 17.27
         6/28/99                   400 (P)                $ 17.23
         6/29/99                 5,000 (P)                $ 17.72
         6/29/99                 7,500 (P)                $ 17.71
         6/29/99                 7,500 (P)                $ 17.79
         6/29/99                 5,000 (P)                $ 17.52
         6/29/99                11,300 (P)                $ 17.57
         6/29/99                12,800 (P)                $ 17.61
         6/30/99                 8,800 (P)                $ 17.95
         6/30/99                 5,000 (P)                $ 18.05
         6/30/99                 3,800 (P)                $ 18.15
         6/30/99                 5,000 (P)                $ 17.80
         7/1/99                    200 (P)                $ 18.05
         7/2/99                 10,000 (P)                $ 17.98
         7/2/99                    800 (P)                $ 18.11
         7/2/99                  1,300 (P)                $ 17.95
         7/2/99                  1,500 (P)                $ 18.16
         7/6/99                  1,300 (P)                $ 17.87
         7/6/99                  2,300 (P)                $ 17.53
         7/6/99                  2,500 (P)                $ 17.89
         7/6/99                  8,000 (P)                $ 17.92
         7/6/99                  1,400 (P)                $ 17.93
         7/7/99                    500 (P)                $ 17.57
         7/14/99                12,600 (P)                $ 17.30
         7/16/99                14,500 (P)                $ 16.71
         7/16/99                 1,400 (P)                $ 16.60
         7/19/99                 9,600 (P)                $ 16.94
         7/19/99                   800 (P)                $ 16.85
         7/19/99                 6,000 (P)                $ 17.17
         7/20/99                 1,200 (P)                $ 17.38
         7/20/99                 6,000 (P)                $ 17.22
         7/21/99                 1,000 (P)                $ 17.43
         7/21/99                 1,000 (P)                $ 17.44


                              Page 35 of 48 Pages

         7/22/99                 2,000 (P)                $ 17.35
         7/22/99                 2,300 (P)                $ 17.55
         7/22/99                 4,000 (P)                $ 17.47
         7/23/99                 4,000 (P)                $ 17.73
         7/23/99                 2,000 (P)                $ 17.61
         7/23/99                 1,000 (P)                $ 17.75
         7/23/99                 2,000 (P)                $ 17.80
         7/26/99                 1,000 (P)                $ 17.66
         7/29/99                 4,000 (P)                $ 17.42
         7/29/99                 1,000 (P)                $ 17.41
         7/30/99                 2,000 (P)                $ 17.31
         7/30/99                   500 (P)                $ 17.33
         8/5/99                  1,000 (P)                $ 18.31
         8/6/99                  2,000 (P)                $ 18.07
         8/13/99                 2,200 (P)                $ 17.39
         8/19/99                 2,970 (P)                $ 17.29
         8/20/99                 4,000 (P)                $ 16.95
         8/20/99                 2,000 (P)                $ 16.91






                              Page 36 of 48 Pages

                                   SCHEDULE D

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                             NO. OF SHARES
                             PURCHASED (P)                PRICE
       TRADE DATE              OR SOLD (S)             PER SHARE (US$)

         6/25/99                 2,000 (P)                $ 17.16
         6/25/99                   400 (P)                $ 17.30
         6/25/99                 4,000 (P)                $ 17.27
         6/28/99                   500 (P)                $ 17.25
         6/28/99                   800 (P)                $ 17.44
         6/28/99                 2,600 (P)                $ 17.27
         6/28/99                   400 (P)                $ 17.23
         6/29/99                 6,000 (P)                $ 17.72
         6/29/99                 9,000 (P)                $ 17.71
         6/29/99                 9,000 (P)                $ 17.79
         6/29/99                 6,000 (P)                $ 17.52
         6/29/99                13,500 (P)                $ 17.57
         6/29/99                15,300 (P)                $ 17.61
         6/30/99                 8,800 (P)                $ 17.95
         6/30/99                 5,000 (P)                $ 18.05
         6/30/99                 3,800 (P)                $ 18.15
         6/30/99                 5,000 (P)                $ 17.80
         7/1/99                    200 (P)                $ 18.05
         7/2/99                  8,000 (P)                $ 17.98
         7/2/99                    600 (P)                $ 18.11
         7/2/99                  1,000 (P)                $ 17.95
         7/2/99                  1,200 (P)                $ 18.16
         7/6/99                  1,000 (P)                $ 17.87
         7/6/99                  1,800 (P)                $ 17.53
         7/6/99                  2,000 (P)                $ 17.89
         7/6/99                  8,000 (P)                $ 17.92
         7/6/99                  1,400 (P)                $ 17.93
         7/7/99                    500 (P)                $ 17.57
         7/14/99                 8,400 (P)                $ 17.30
         7/16/99                21,800 (P)                $ 16.71
         7/16/99                 2,000 (P)                $ 16.60
         7/19/99                14,400 (P)                $ 16.94
         7/19/99                 1,200 (P)                $ 16.85
         7/19/99                 9,000 (P)                $ 17.17
         7/20/99                 2,400 (P)                $ 17.38
         7/20/99                12,000 (P)                $ 17.22
         7/21/99                 2,000 (P)                $ 17.43
         7/21/99                 2,000 (P)                $ 17.44

                              Page 37 of 48 Pages

         7/22/99                 4,500 (P)                $ 17.35
         7/22/99                 5,100 (P)                $ 17.55
         7/22/99                 9,000 (P)                $ 17.47
         7/23/99                 9,000 (P)                $ 17.73
         7/23/99                 4,500 (P)                $ 17.61
         7/23/99                 2,300 (P)                $ 17.75
         7/23/99                 4,500 (P)                $ 17.80
         7/26/99                 2,300 (P)                $ 17.66
         7/29/99                 8,000 (P)                $ 17.42
         7/29/99                 2,000 (P)                $ 17.41
         7/30/99                 4,000 (P)                $ 17.31
         7/30/99                 1,000 (P)                $ 17.33
         8/5/99                  2,000 (P)                $ 18.31
         8/6/99                  4,000 (P)                $ 18.07
         8/13/99                 2,200 (P)                $ 17.39
         8/19/99                 4,500 (P)                $ 17.29
         8/20/99                 4,000 (P)                $ 16.95
         8/20/99                 2,000 (P)                $ 16.91






                              Page 38 of 48 Pages

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.


                             NO. OF SHARES
                             PURCHASED (P)                PRICE
       TRADE DATE              OR SOLD (S)             PER SHARE (US$)

         6/25/99                 1,000 (P)                $ 17.16
         6/25/99                   200 (P)                $ 17.30
         6/25/99                 2,000 (P)                $ 17.27
         6/28/99                   200 (P)                $ 17.25
         6/28/99                   400 (P)                $ 17.44
         6/28/99                 1,300 (P)                $ 17.27
         6/28/99                   200 (P)                $ 17.23
         6/29/99                 2,000 (P)                $ 17.72
         6/29/99                 3,000 (P)                $ 17.71
         6/29/99                 3,000 (P)                $ 17.79
         6/29/99                 2,000 (P)                $ 17.52
         6/29/99                 4,500 (P)                $ 17.57
         6/29/99                 5,100 (P)                $ 17.61
         6/30/99                 3,500 (P)                $ 17.95
         6/30/99                 2,000 (P)                $ 18.05
         6/30/99                 1,500 (P)                $ 18.15
         6/30/99                 2,000 (P)                $ 17.80
         7/1/99                    100 (P)                $ 18.05
         7/2/99                  4,000 (P)                $ 17.98
         7/2/99                    300 (P)                $ 18.11
         7/2/99                    500 (P)                $ 17.95
         7/2/99                    600 (P)                $ 18.16
         7/6/99                    500 (P)                $ 17.87
         7/6/99                    900 (P)                $ 17.53
         7/6/99                  1,000 (P)                $ 17.89
         7/6/99                  3,000 (P)                $ 17.92
         7/6/99                    500 (P)                $ 17.93
         7/7/99                    200 (P)                $ 17.57
         7/14/99                 1,400 (P)                $ 17.30
         7/16/99                 5,400 (P)                $ 16.71
         7/16/99                   500 (P)                $ 16.60
         7/19/99                 3,600 (P)                $ 16.94
         7/19/99                   300 (P)                $ 16.85
         7/19/99                 2,300 (P)                $ 17.17
         7/20/99                   500 (P)                $ 17.38
         7/20/99                 2,300 (P)                $ 17.22
         7/21/99                   400 (P)                $ 17.43
         7/21/99                   400 (P)                $ 17.44


                              Page 39 of 48 Pages

         7/22/99                   800 (P)                $ 17.35
         7/22/99                   900 (P)                $ 17.55
         7/22/99                 1,500 (P)                $ 17.47
         7/23/99                 1,500 (P)                $ 17.73
         7/23/99                   800 (P)                $ 17.61
         7/23/99                   400 (P)                $ 17.75
         7/23/99                   800 (P)                $ 17.80
         7/26/99                   400 (P)                $ 17.66
         7/29/99                 1,500 (P)                $ 17.42
         7/29/99                   400 (P)                $ 17.41
         7/30/99                   800 (P)                $ 17.31
         7/30/99                   200 (P)                $ 17.33
         8/5/99                    400 (P)                $ 18.31
         8/6/99                    800 (P)                $ 18.07
         8/13/99                   800 (P)                $ 17.39
         8/19/99                 1,320 (P)                $ 17.29
         8/20/99                 1,500 (P)                $ 16.95
         8/20/99                   800 (P)                $ 16.91







                              Page 40 of 48 Pages

                                   SCHEDULE F

                      FARALLON CAPITAL (CP) INVESTORS, L.P.


                             NO. OF SHARES
                             PURCHASED (P)                PRICE
       TRADE DATE              OR SOLD (S)             PER SHARE (US$)

         6/25/99                   800 (P)                $ 17.16
         6/25/99                   200 (P)                $ 17.30
         6/25/99                 1,500 (P)                $ 17.27
         6/28/99                   200 (P)                $ 17.25
         6/28/99                   300 (P)                $ 17.44
         6/28/99                 1,000 (P)                $ 17.27
         6/28/99                   150 (P)                $ 17.23
         6/29/99                 1,500 (P)                $ 17.72
         6/29/99                 2,300 (P)                $ 17.71
         6/29/99                 2,300 (P)                $ 17.79
         6/29/99                 1,500 (P)                $ 17.52
         6/29/99                 3,400 (P)                $ 17.57
         6/29/99                 3,800 (P)                $ 17.61
         6/30/99                 2,600 (P)                $ 17.95
         6/30/99                 1,500 (P)                $ 18.05
         6/30/99                 1,100 (P)                $ 18.15
         6/30/99                 1,500 (P)                $ 17.80
         7/2/99                  3,000 (P)                $ 17.98
         7/2/99                    200 (P)                $ 18.11
         7/2/99                    400 (P)                $ 17.95
         7/2/99                    500 (P)                $ 18.16
         7/6/99                    400 (P)                $ 17.87
         7/6/99                    700 (P)                $ 17.53
         7/6/99                    800 (P)                $ 17.89
         7/6/99                  3,000 (P)                $ 17.92
         7/6/99                    500 (P)                $ 17.93
         7/7/99                    200 (P)                $ 17.57
         7/14/99                 2,100 (P)                $ 17.30
         7/16/99                 7,300 (P)                $ 16.71
         7/16/99                   700 (P)                $ 16.60
         7/19/99                 4,800 (P)                $ 16.94
         7/19/99                   400 (P)                $ 16.85
         7/19/99                 3,000 (P)                $ 17.17
         7/20/99                   600 (P)                $ 17.38
         7/20/99                 3,000 (P)                $ 17.22
         7/21/99                   500 (P)                $ 17.43
         7/21/99                   500 (P)                $ 17.44
         7/22/99                 1,000 (P)                $ 17.35

                              Page 41 of 48 Pages

         7/22/99                 1,100 (P)                $ 17.55
         7/22/99                 2,000 (P)                $ 17.47
         7/23/99                 2,000 (P)                $ 17.73
         7/23/99                 1,000 (P)                $ 17.61
         7/23/99                   500 (P)                $ 17.75
         7/23/99                 1,000 (P)                $ 17.80
         7/26/99                   500 (P)                $ 17.66
         7/29/99                 2,000 (P)                $ 17.42
         7/29/99                   500 (P)                $ 17.41
         7/30/99                 1,000 (P)                $ 17.31
         7/30/99                   300 (P)                $ 17.33
         8/5/99                    500 (P)                $ 18.31
         8/6/99                  1,000 (P)                $ 18.07
         8/13/99                 1,100 (P)                $ 17.39
         8/19/99                 1,190 (P)                $ 17.29







                              Page 42 of 48 Pages

                                   SCHEDULE G

                       FARALLON CAPITAL MANAGEMENT, L.L.C.


                             NO. OF SHARES
                             PURCHASED (P)                PRICE
       TRADE DATE              OR SOLD (S)             PER SHARE (US$)

         6/25/99                20,000 (P)                $ 17.16
         6/25/99                 4,000 (P)                $ 17.30
         6/25/99                40,000 (P)                $ 17.27
         6/28/99                 4,800 (P)                $ 17.25
         6/28/99                 8,000 (P)                $ 17.44
         6/28/99                26,000 (P)                $ 17.27
         6/28/99                 4,000 (P)                $ 17.23
         6/29/99                35,000 (P)                $ 17.72
         6/29/99                52,400 (P)                $ 17.71
         6/29/99                52,400 (P)                $ 17.79
         6/29/99                35,000 (P)                $ 17.52
         6/29/99                78,700 (P)                $ 17.57
         6/29/99                89,200 (P)                $ 17.61
         6/30/99                59,400 (P)                $ 17.95
         6/30/99                34,000 (P)                $ 18.05
         6/30/99                25,400 (P)                $ 18.15
         6/30/99                34,000 (P)                $ 17.80
         7/1/99                  1,200 (P)                $ 18.05
         7/2/99                 68,000 (P)                $ 17.98
         7/2/99                  5,000 (P)                $ 18.11
         7/2/99                  8,400 (P)                $ 17.95
         7/2/99                 10,100 (P)                $ 18.16
         7/6/99                  8,400 (P)                $ 17.87
         7/6/99                 15,200 (P)                $ 17.53
         7/6/99                 16,900 (P)                $ 17.89
         7/6/99                 64,000 (P)                $ 17.92
         7/6/99                 11,200 (P)                $ 17.93
         7/7/99                  2,900 (P)                $ 17.57
         7/14/99                36,400 (P)                $ 17.30
         7/16/99               125,000 (P)                $ 16.71
         7/16/99                11,700 (P)                $ 16.60
         7/19/99                82,800 (P)                $ 16.94
         7/19/99                 6,900 (P)                $ 16.85
         7/19/99                51,700 (P)                $ 17.17
         7/20/99                10,300 (P)                $ 17.38
         7/20/99                51,700 (P)                $ 17.22
         7/21/99                 8,400 (P)                $ 17.43

                              Page 43 of 48 Pages

         7/21/99                 8,400 (P)                $ 17.44
         7/22/99                16,800 (P)                $ 17.35
         7/22/99                19,100 (P)                $ 17.55
         7/22/99                33,500 (P)                $ 17.47
         7/23/99                33,500 (P)                $ 17.73
         7/23/99                16,800 (P)                $ 17.61
         7/23/99                 8,400 (P)                $ 17.75
         7/23/99                16,700 (P)                $ 17.80
         7/26/99                 8,200 (P)                $ 17.66
         7/29/99                32,500 (P)                $ 17.42
         7/29/99                 8,000 (P)                $ 17.41
         7/30/99                16,200 (P)                $ 17.31
         7/30/99                 4,000 (P)                $ 17.33
         8/5/99                  8,000 (P)                $ 18.31
         8/6/99                 16,200 (P)                $ 18.07
         8/13/99                19,400 (P)                $ 17.39
         8/19/99                26,420 (P)                $ 17.29
         8/20/99                36,500 (P)                $ 16.95
         8/20/99                18,200 (P)                $ 16.91

         6/25/99                   300 (P)                $ 17.16
         6/25/99                   100 (P)                $ 17.30
         6/25/99                   500 (P)                $ 17.27
         6/28/99                   100 (P)                $ 17.25
         6/28/99                   100 (P)                $ 17.44
         6/28/99                   300 (P)                $ 17.27
         6/28/99                    50 (P)                $ 17.23
         6/29/99                   500 (P)                $ 17.72
         6/29/99                   800 (P)                $ 17.71
         6/29/99                   800 (P)                $ 17.79
         6/29/99                   500 (P)                $ 17.52
         6/29/99                 1,100 (P)                $ 17.57
         6/29/99                 1,300 (P)                $ 17.61
         6/30/99                   900 (P)                $ 17.95
         6/30/99                   500 (P)                $ 18.05
         6/30/99                   400 (P)                $ 18.15
         6/30/99                   500 (P)                $ 17.80
         7/2/99                  1,000 (P)                $ 17.98
         7/2/99                    100 (P)                $ 18.11
         7/2/99                    100 (P)                $ 17.95
         7/2/99                    200 (P)                $ 18.16
         7/6/99                    100 (P)                $ 17.87
         7/6/99                    200 (P)                $ 17.53
         7/6/99                    300 (P)                $ 17.89
         7/6/99                  1,000 (P)                $ 17.92
         7/6/99                    200 (P)                $ 17.93
         7/7/99                    100 (P)                $ 17.57


                              Page 44 of 48 Pages

         7/14/99                 1,400 (P)                $ 17.30
         7/16/99                 3,600 (P)                $ 16.71
         7/16/99                   300 (P)                $ 16.60
         7/19/99                 2,400 (P)                $ 16.94
         7/19/99                   200 (P)                $ 16.85
         7/19/99                 1,500 (P)                $ 17.17
         7/20/99                   300 (P)                $ 17.38
         7/20/99                 1,500 (P)                $ 17.22
         7/21/99                   300 (P)                $ 17.43
         7/21/99                   300 (P)                $ 17.44
         7/22/99                   500 (P)                $ 17.35
         7/22/99                   600 (P)                $ 17.55
         7/22/99                 1,000 (P)                $ 17.47
         7/23/99                 1,000 (P)                $ 17.73
         7/23/99                   500 (P)                $ 17.61
         7/23/99                   300 (P)                $ 17.75
         7/23/99                   500 (P)                $ 17.80
         7/26/99                   300 (P)                $ 17.66
         7/29/99                 1,000 (P)                $ 17.42
         7/29/99                   300 (P)                $ 17.41
         7/30/99                   500 (P)                $ 17.31
         7/30/99                   100 (P)                $ 17.33
         8/5/99                    300 (P)                $ 18.31
         8/6/99                    500 (P)                $ 18.07
         8/13/99                   600 (P)                $ 17.39
         8/19/99                   530 (P)                $ 17.29
         8/20/99                 1,000 (P)                $ 16.95
         8/20/99                   500 (P)                $ 16.91

         6/25/99                 2,500 (P)               $ 17.16
         6/25/99                   500 (P)               $ 17.30
         6/25/99                 5,000 (P)               $ 17.27
         6/28/99                   600 (P)               $ 17.25
         6/28/99                 1,000 (P)               $ 17.44
         6/28/99                 3,300 (P)               $ 17.27
         6/28/99                   500 (P)               $ 17.23
         6/29/99                 6,000 (P)               $ 17.72
         6/29/99                 9,000 (P)               $ 17.71
         6/29/99                 9,000 (P)               $ 17.79
         6/29/99                 6,000 (P)               $ 17.52
         6/29/99                13,500 (P)               $ 17.57
         6/29/99                15,300 (P)               $ 17.61
         6/30/99                 8,800 (P)               $ 17.95
         6/30/99                 5,000 (P)               $ 18.05
         6/30/99                 3,800 (P)               $ 18.15
         6/30/99                 5,000 (P)               $ 17.80
         7/1/99                    200 (P)               $ 18.05


                              Page 45 of 48 Pages

         7/2/99                 10,000 (P)               $ 17.98
         7/2/99                    800 (P)               $ 18.11
         7/2/99                  1,300 (P)               $ 17.95
         7/2/99                  1,500 (P)               $ 18.16
         7/6/99                  1,300 (P)               $ 17.87
         7/6/99                  2,300 (P)               $ 17.53
         7/6/99                  2,500 (P)               $ 17.89
         7/6/99                 10,000 (P)               $ 17.92
         7/6/99                  1,800 (P)               $ 17.93
         7/7/99                    400 (P)               $ 17.57
         7/14/99                 5,600 (P)               $ 17.30
         7/16/99                18,100 (P)               $ 16.71
         7/16/99                 1,700 (P)               $ 16.60
         7/19/99                12,000 (P)               $ 16.94
         7/19/99                 1,000 (P)               $ 16.85
         7/19/99                 7,500 (P)               $ 17.17
         7/20/99                 1,200 (P)               $ 17.38
         7/20/99                 6,000 (P)               $ 17.22
         7/21/99                 1,000 (P)               $ 17.43
         7/21/99                 1,000 (P)               $ 17.44
         7/22/99                 2,000 (P)               $ 17.35
         7/22/99                 2,300 (P)               $ 17.55
         7/22/99                 4,000 (P)               $ 17.47
         7/23/99                 4,000 (P)               $ 17.73
         7/23/99                 2,000 (P)               $ 17.61
         7/23/99                 1,000 (P)               $ 17.75
         7/23/99                 2,000 (P)               $ 17.80
         7/26/99                 1,000 (P)               $ 17.66
         7/29/99                 5,000 (P)               $ 17.42
         7/29/99                 1,300 (P)               $ 17.41
         7/30/99                 2,500 (P)               $ 17.31
         7/30/99                   600 (P)               $ 17.33
         8/5/99                  1,300 (P)               $ 18.31
         8/6/99                  2,500 (P)               $ 18.07
         8/13/99                 2,800 (P)               $ 17.39
         8/19/99                 3,890 (P)               $ 17.29
         8/20/99                 5,000 (P)               $ 16.95
         8/20/99                 2,500 (P)               $ 16.91







                              Page 46 of 48 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                      Joint Acquisition Statement Pursuant to Rule 13D-
                               (f)(1)



                              Page 47 of 48 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                           PURSUANT TO RULE 13D-(f)(1)

     The  undersigned  acknowledge  and agree that the  foregoing  statement  on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: August 23, 1999

                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C., on its own behalf and as General Partner of FARALLON CAPITAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P., And FARALLON CAPITAL (CP) INVESTORS, L.P., By Thomas F. Steyer, Senior Managing Member


                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    FARALLON CAPITAL  MANAGEMENT,  L.L.C.,
                    By Thomas F. Steyer,
                    Senior Managing Member


                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    Thomas F. Steyer, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, and Meridee A. Moore.



                              Page 48 of 48 Pages